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CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

Ki Yong Choi

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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KI YONG CHOI WARNS THE PORTNOYS TO STOP DECEIVING STOCKHOLDERS

CRYO-CELL’S LARGEST STOCKHOLDER REFUTES MANAGEMENT ACCUSATIONS

VOTE THE GOLD PROXY CARD

MANAGEMENT’S ACCUSATIONS ARE MISLEADING AND NOT TRUE

San Francisco, CA. - June 28, 2012/PR Newswire/ -- Ki Yong Choi, who owns 2,186,568 shares of common stock of Cryo-Cell International, Inc. (OTCBB: CCEL), or approximately 19.6% of the company's outstanding shares, today issued the following letter to stockholders of Cryo-Cell.

ELECT A BOARD THAT IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL STOCKHOLDERS

Dear Fellow Cryo-Cell Stockholder:

I have launched a proxy contest to elect a slate of Board members to chart a new direction for the company. I am undertaking this action to stop what I believe to be the mismanagement of Cryo-Cell, which includes the payment of excessive compensation to the co-CEOs, and to bring in an independent Board to hire an experienced, qualified CEO.

In a recent release, one of the co-CEOs of Cryo-Cell made a number of assertions that were blatantly incorrect, wholly unsubstantiated, or in conflict with the results disclosed by the company. I would like to address these assertions in the remainder of this letter.

Vote the Gold Proxy Card to Change this Pattern

THE CURRENT MANAGEMENT TEAM IS CIRCULATING UNFOUNDED ALLEGATIONS

Complete fabrication about the last stockholder vote. David Portnoy states that I was “voted out by shareholders in August 2011.” This is impossible because I was not up for election to the Board on any proxy slate in August 2011.

Misrepresenting a proposed bylaw change. In addition, David Portnoy goes on to state that I “submitted a 13D filing that stated his [my] intention to amend the existing Cryo-Cell bylaws” and that the proposed bylaw was in violation of Delaware law. He included an assertion that, if the bylaw had been adopted, I, personally, would be able to remove directors without cause. To set the record straight, the 13D filing disclosed information that was included in a term sheet that proposed changing the bylaws to reduce the number of shares required to request a special meeting to 15%, from 66 2/3%, and would have allowed stockholders at a special meeting to elect directors or to remove directors, with or without cause. There is nothing in Delaware law that would prevent a change of this nature to the bylaws. In fact, such a change provides stockholders with more control in determining the fate of management.

Two CEOs are better than one? In another statement that I believe is preposterous, David Portnoy claims that “a company of Cryo-Cell’s size,” which earned $17.9 million in revenue last fiscal year, needs “more than one senior executive overseeing day-to-day operations.” If that is the case, why is it that none of the Fortune 500 companies have more than one CEO, despite the fact that their revenues range from $4.7 billion to $453 billion? Based on their past experience, I believe the Portnoy brothers are unqualified for the co-CEO positions and certainly not better suited than one qualified CEO. I believe you should seriously question the business judgment of the current board that approved this unproven model and the Portnoys who support it – the Board must be held accountable for these decisions.

Hasty actions to grant options to co-CEOs mitigated communication with management. The Portnoy brothers assert that I would have contacted them earlier if I “had the company’s best interests at heart.” However, the Board acted very quickly to give the co-CEOs what I believe to be lavish salary and severance benefits and to grant 600,000 options to them before a single earnings announcement had been made. There was no chance to judge their performance or give feedback before these benefits were granted.

Making claims that my interests are not aligned with other stockholders’ is nonsense. I am the largest stockholder of Cryo-Cell and to argue that my intentions are not aligned with all stockholders is completely illogical – I own 19.6% of Cryo-Cell stock and I only benefit from this proxy contest if Cryo-Cell does well and the stock price increases. The rest of my fellow stockholders own more than 80% of the stock and, if the stock appreciates, your cumulative benefit vastly outpaces mine. Even so, as stockholders I believe that our interests are perfectly aligned. I vow that my independent Board slate will hire an independent CEO with relevant experience and compensate that person appropriately to strengthen Cryo-Cell and create value for all shareholders.

I did reject an offer of two Board seats from the brothers because having a minority position on the Board would not have enabled us to stop the salary and severance package and highly dilutive options the Board handed out to the brothers. Equally important, a minority representation would not allow us to recruit a professional CEO with related industry knowledge. The co-CEO also states that I voted in favor of amending the terms of stock options to the Board for personal enrichment – I can assure you that option grants were very small compared to the stock I purchased in Cryo-Cell. Giving options to Board members is standard practice and the options were granted to create an opportunity for all Board members to own shares in exchange for their service on the Board.

Management seems misguided about disclosure practices. In discussing Cryo-Cell de Mexico, David Portnoy accuses the prior Board members of not sharing the termination of a contract by Cryo-Cell’s affiliate in Mexico with stockholders. Deciding what to disclose is the decision of management and this type of information is typically discussed in an earnings release, which is what the Portnoy brothers did. As a Board member at the time, I was bound by confidentiality and not allowed to disclose material, non-public information.

Management is misrepresenting information about funds set aside for a potential severance payment for the former CEO. The co-CEO states that, when I was a Board member, I “voted to approve a wire transfer of $2.5 million into a trust” for the former CEO. The Board did approve money being set aside for potential severance payments to the former CEO and others resulting from employment terminations that occurred after last year’s proxy contest. These funds are included on the company’s balance sheet as restricted cash.

Management demonstrates a low threshold for achievement. In describing his interactions with Cryo-Cell de Mexico, the co-CEO states that their negotiation with Cryo-Cell’s largest affiliate resulted in a loss of more than 60% of the revenue that it was owed. David Portnoy seems to call this a victory for the management team. This does not seem like something management should tout.

Co-CEOs marketing strategies show no evidence of progress. The co-CEOs describe sales and marketing alternatives to grow the business. The co-CEO seems to be touting these as victories in stating they are “Using Marketing Dollars Effectively.” While these initiatives are certainly increasing expenses in Sales & Marketing, by a whopping 51%, revenue decreased 7% in the last fiscal quarter compared to the year before1. This is a considerable increase in Sales and Marketing spending – how long should stockholders wait for these efforts to bear fruit?

VOTE THE GOLD PROXY CARD TO MAKE A DIFFERENCE IN CRYO-CELL’S FUTURE

Time is short. No matter how many or how few shares you own, it is important that you return the GOLD proxy card and vote in favor of electing us to represent you in the boardroom. You should WAIT TO RECIEVE the definitive proxy materials and the GOLD proxy card that will be mailed to you. You SHOULD NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to you on behalf of Cryo-Cell.

What should you do now? Once you receive a GOLD proxy card, vote to elect directors who will work for all of Cryo-Cell’s stockholders by signing and returning the GOLD proxy card.

If you have already returned a proxy card, you have every right to change your vote by signing and returning a later-dated GOLD proxy card once it is provided to you.

As the largest stockholder and a person who cares about Cryo-Cell, I vow to work tirelessly to get the company back on track. I thank you and look forward to your support.

Ki Yong Choi

Investor Contact:

Alliance Advisors LLC.

Call Toll Free: (877) 777-2338;

Banks and Brokers Call Collect: (973) 873-7700.

 1 SEC Form 10-Q Filed 4/16/2012 for the period ended February 29, 2012, p22